Exhibit 99.2

Israel Acquisitions Corp. Announces Closing of Full Overallotment Option from Initial Public Offering

NEW YORK, Jan. 17, 2023 (GLOBE NEWSWIRE) -- Israel Acquisitions Corp. (the "Company") announced today the sale of an additional 1,875,000 units pursuant to the over-allotment option granted to the underwriters in the Company's initial public offering. The units were sold at $10.00 per unit, generating total additional gross proceeds of $18,750,000.

The Company's units were listed on the Nasdaq Global Market ("Nasdaq") under the ticker symbol "ISRLU” on January 13, 2022. Each unit consists of one Class A ordinary share one warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols "ISRL” and "ISRLW,” respectively. Of the proceeds received from the consummation of the initial public offering, including the over-allotment option, and simultaneous private placement of warrants, $143,750,000 (or $10.00 per share sold in the offering) was placed in trust.

BTIG, LLC is acting as the sole book-running manager for the offering. Exos Securities LLC and JonesTrading Institutional Services LLC are acting as co-managers for the offering. The Company’s public offering is being made only by means of a prospectus. When available, copies of that prospectus may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 12, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Israel Acquisitions Corp.

Israel Acquisitions Corp. is a Cayman Islands exempted company incorporated as a blank-check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus on high-growth technology companies that are domiciled in Israel, and that either carry out all or a substantial portion of their activities in Israel or have some other significant Israeli connection. The management team is led by Chairman, Izhar Shay, Chief Executive Officer, Ziv Elul, and Chief Financial Officer, Sharon Barzik Cohen.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Info:
Alex Greystoke
alex@israelspac.com
800-508-1531